UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2025

Grindr Inc.
(Exact name of registrant as specified in its charter)

Commission file number 001-39714

Delaware	92-1079067
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

PO Box 69176, 750 N. San Vicente Blvd., Suite RE 1400, West Hollywood, California	90069
(Address of Principal Executive Offices)	(Zip Code)
(310) 776-6680
Registrant’s telephone number, including area code
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, $0.0001 par value per share	GRND	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 16, 2025, Grindr Inc. (the “Company”), entered into an Amendment No. 1 (the “Amendment”), with Grindr Capital LLC, a subsidiary of the Company (the “Borrower”), certain other wholly owned domestic subsidiaries of the Company, the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Agent”), which amends the Company’s existing Credit Agreement, dated as of November 28, 2023 (the “Existing Credit Agreement” and as amended, the “Amended Credit Agreement”), by and among the Borrower, the Company and certain other subsidiaries party thereto, certain Lenders party thereto and the Agent.

Pursuant to the Amendment, among other things, (i) the senior secured term loan facility under the Existing Credit Agreement has been increased from $300.0 million to $400.0 million (the “Term Loan Facility”); (ii) the senior secured revolving credit facility under the Existing Credit Agreement has been increased from $50.0 million to $200.0 million (the “Revolving Facility”) and the letter of credit sublimit thereunder has been increased from $15.0 million to $45.0 million; and (iii) the maturity date of the Term Loan Facility and the Revolving Facility has been extended from November 28, 2028, to January 1, 2031.

The Term Loan Facility will amortize on a quarterly basis at 1.25% of the aggregate principal amount outstanding as of the closing date of the Amendment, with payments due on the last business day of each March, June, September and December (commencing March 31, 2026) until the maturity date.  Any borrowing under the Revolving Facility may be repaid, in whole or in part, at any time and from time to time without any other premium or penalty, and any amounts repaid may be reborrowed, in each case, until the maturity date.

On December 16, 2025, the Borrower borrowed the full amount of the Term Loan Facility and used a portion of the proceeds to repay in full outstanding obligations under the Existing Credit Agreement and to pay related fees and expenses. As of December 16, 2025, there is no outstanding borrowing under the Revolving Facility. The remaining proceeds of the Term Loan Facility and any future borrowings under the Revolving Facility may be used for working capital and general corporate purposes, including permitted acquisitions and any other use not prohibited by the Amended Credit Agreement and related agreements.

The foregoing description of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety to the full text of the Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under “Item 1.01 Entry into a Material Definitive Agreement.” is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1†
Amendment No. 1, dated December 16, 2025, to Credit Agreement dated November 28, 2023, by and among Grindr Capital LLC, Grindr Inc., the other guarantors party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent

104	Cover Page Interactive Data File, formatted in inline XBRL (embedded within the Inline XBRL document)

†  Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2025

GRINDR INC.

	By:	/s/ John North
John North
Chief Financial Officer